Exhibit 99.1

For Immediate Release

Contact:

John M. Presley

Managing Director and CEO

804-273-1254

JPresley@1capitalbank.com

Or

William W. Ranson

Executive Vice President and CFO

804-273-1160

WRanson@1capitalbank.com

First Capital Bancorp, Inc. Announces Over-Subscription of Rights Offering

MAY 9, 2012, GLEN ALLEN, VIRGINIA – First Capital Bancorp, Inc. (NASDAQ: FCVA) announced today that it expects to close its rights offering on May 11, 2012.

The offering was fully subscribed by the Company’s stockholders and by the standby purchaser, Kenneth R. Lehman, a private investor from Arlington, Virginia. The Company expects to issue 8,913,513 shares of its common stock in the offering, raising gross proceeds of $17.8 million. Stock certificates and warrant certificates will be processed promptly following the closing of the offering. Stockholders who exercised over-subscription rights will receive approximately 77.014% of the shares for which they submitted over-subscription orders.

John M. Presley, Managing Director and Chief Executive Officer stated, “We are extremely pleased by our success in raising this capital in a very difficult environment, and we are very gratified by the support of our stockholders. We view this as a critical step for the future of First Capital Bank.”

First Capital Bancorp, Inc. is the parent company of First Capital Bank which currently operates seven branches in Innsbrook, Chesterfield Towne Center, near Willow Lawn on Staples Mill Road, in Ashland, at Three Chopt and Patterson in Henrico County, at the James Center in downtown, Richmond, and in Bon Air, Chesterfield County.

Readers are cautioned that this press release contains forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current knowledge, assumptions, and analyses, which it believes are appropriate in the circumstances regarding future events, and may address issues that involve significant risks including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in general economic, competitive, and business conditions; significant changes in or additions to laws and regulatory requirements; and significant changes in securities markets. Additionally, such aforementioned uncertainties, assumptions, and estimates, may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

First Capital Bank…Where People Matter.